Exhibit 99

Titan International Announces 2013 Year End Results: Sales Increase 19%

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
February 20, 2014

Fourth quarter highlights:

•	Sales for fourth quarter 2013 were $494.4 million compared to $493.6 million in the fourth quarter of 2012.

•	Gross profit for the fourth quarter 2013 was $49.3 million, or 10.0 percent of net sales, compared to $51.5 million in fourth quarter 2012, or 10.4 percent of net sales.

•	Fourth quarter income from operations was $0.6 million compared to $(1.1) million last year.

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Earnings per share for the fourth quarter 2013 are $(0.29) and $(0.29) for basic and fully diluted, respectively, compared to $0.17 and $0.16 for 2012, basic and fully diluted, respectively. Adjusted earnings per share for the fourth quarter 2013 are $(0.03) and $(0.03) for basic and fully diluted, respectively, compared to $0.09 and $0.09 for 2012, basic and fully diluted, respectively.

Full year summary:

•	Sales for the full year 2013 were $2,163.6 million up 18.8 percent, compared to $1,820.7 million in 2012.

•	Gross profit was $295.2 million, or 13.6 percent of net sales for the year ending December 31, 2013 compared to $294.1 million, or 16.2 percent at December 31, 2012.

•	Income from operations was $102.4 million, or 4.7 percent of net sales for fiscal year 2013 compared to $174.7 million, or 9.6 percent of net sales for 2012.

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Earnings per share for the full year 2013 are $0.66 and $0.64 for basic and fully diluted, respectively, compared to $2.47 and $2.05 for 2012, basic and fully diluted, respectively. Adjusted earnings per share for the full year 2013 are $0.82 and $0.78 for basic and fully diluted, respectively, compared to $2.33 and $1.93 for 2012, basic and fully diluted, respectively.

Statement of Chief Executive Officer:
Maurice Taylor, CEO and Chairman comments, "We entered 2013 very hopeful but were challenged by the market conditions and internal missteps. The union negotiations at our three tire plants were not completed until the end of first quarter which we had hopes of finalizing in 2012. The wheel and tire farm business was strong in 2013 but due to the building of farm tire inventory at the OE level in 2012, there was a significant amount of destocking that occurred in 2013. Similar conditions were experienced in the construction market as this sector showed minimal signs of recovery in 2013 yet forecast were too optimistic resulting in an inventory surplus. Due to falling rubber prices, the business experienced a material financial hit in 2013 as price reductions had to be passed on to our customers and margins were therefore sacrificed. The mining business was also hit hard in 2013. The tire inventory levels at the mines were higher than expected. Tires are being replaced at a 30 percent discount given the lower rubber prices, therefore companies are reducing inventory to the lowest levels to replace with cheaper tires.

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"I believe my 2014 goals that were released in December of 2013 are still reasonable. Revenue is set for $2.4 to $2.7 billion and EBITDA expectations are $240-$270 million. The overall farm economy will remain strong and the construction sector will begin to rebound but the mining business will remain challenged at least through the first half of 2014. ITM, Titan's steel undercarriage frame manufacturer, expects an improvement in the business this year compared to 2013 and I am confident in her forecast.
"Titan has worked hard to grow the business and invested capital towards maximizing our potential. We remain optimistic we can streamline the enterprise and improve our performance going forward. We have added to our Board of Directors and executive management in recent months. We look forward to the younger management setting a new pace for Titan. These younger guns will have the opportunity to run more of the business."

Financial Summary:

Sales: Titan recorded sales of $494.4 million for the fourth quarter of 2013, compared to fourth quarter 2012 sales of $493.6 million. For the year, net sales for 2013 were $2,163.6 million, compared to $1,820.7 million in 2012, an increase of 18.8 percent. Year to date sales increased approximately 30 percent due to recent acquisitions of which $484.3 million is attributed to revenue from Titan Europe. The increase in net sales was partially offset by a price/mix reduction which resulted largely from decreased raw material prices that were passed on to customers and decreased sales approximately 9 percent and unfavorable currency translation which decreased sales by approximately 2 percent.

Gross profit: Gross profit for the fourth quarter of 2013 was $49.3 million, or 10.0 percent of net sales, compared to $51.5 million, or 10.4 percent of net sales for the fourth quarter of 2012. Gross profit for the year ended December 31, 2013, was $295.2 million, or 13.6 percent of net sales, compared to $294.1 million, or 16.2 percent of net sales in 2012. Gross profit, as a percentage of net sales, decreased as a result of the Titan Europe acquisition and lower raw material costs that were passed on to customers before being fully realized by the Company. Increased warranty provisions relating to earthmoving tires also contributed to the decreased gross profit. Titan Europe provided gross profit of $65.3 million, or 11.4% of net sales. Titan Europe margins were negatively affected by decreased earthmoving/construction demand in Europe.
Warranty Expense: The provision for warranty liability was $43.3 million at December 31, 2013 or 2.0 percent of sales compared to $33.7 million at December 31, 2012 or 1.9 percent of sales.

Selling, general and administrative expenses: Selling, general and administrative (SG&A) expenses for the fourth quarter of 2013 were $42.5 million, or 8.6 percent of net sales, compared to $46.4 million, or 9.4 percent of net sales, for 2012. SG&A expenses for the twelve months ended December 31, 2013 were $167.4 million, or 7.7 percent of net sales, compared to $126.2 million, or 6.9 percent of net sales, for 2012. The increase in SG&A expenses year to date were primarily the result of higher SG&A expenses at recently acquired facilities.

Income from operations: Income from operations for the fourth quarter of 2013, was $0.6 million, or 0.1 percent of net sales, compared to $(1.1) million, or (0.2) percent of net sales, in 2012. Income from operations for the twelve months ended December 31, 2013, was $102.4 million, or 4.7 percent of net sales, compared to $174.7 million, or 9.6 percent of net sales, in 2012.

Interest expense: Interest expense was $11.2 million and $9.0 million for the quarters ended December 31, 2013, and 2012, respectively. Full year interest expense was $47.1 million and $27.7 million for the twelve months ended December 31, 2013, and 2012, respectively. The increase in interest expense is primarily the result of approximately $9 million of interest for the additional 7.875 percent senior secured notes issued first quarter 2013 and approximately $6 million of interest for the 6.875 percent senior secured notes issued in the fourth quarter of 2013.

Non-cash convertible debt charge: In the first quarter 2013, Titan agreed to convert approximately $52.7 million of the 5.625 percent convertible notes into approximately 4.9 million shares of the Company's common stock plus a cash payment totaling $14.2 million. In connection with this exchange, the Company recognized a charge of $7.3 million in accordance with accounting standards for debt conversion.

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Loss on note repurchase: In the fourth quarter of 2013, Titan satisfied and discharged the indenture relating to the 7.875 percent senior secured notes due October 2017 by completing a tender offer settlement and redemption, the Company recorded expenses of approximately $22.7 million representing the early tender premium, unamortized deferred financing and other fees.

Gain on Earthquake Insurance Recovery: Titan Europe's wheel manufacturing facility in Finale Emilia, Italy experienced damage from the May 2012 earthquake. The plant was closed for production during initial remedial work. In the second quarter of 2013, Titan received a final insurance settlement payment of $38.7 million, which offset the earthquake insurance receivable and resulted in a gain of $22.5 million.

Gain on acquisition: In the second quarter of 2013, Titan received a final insurance settlement payment for the above mentioned earthquake. As a result of this payment, the purchase price allocation of the Titan Europe acquisition has changed from that reported in the Form 10-K for the year ended December 31, 2012, and the 10-Q for the quarter ended March 31, 3013, and Titan has recorded a bargain purchase gain of $11.7 million for the year ended December 31, 2012.

Capital expenditures: Titan’s capital expenditures were $25.2 million for the fourth quarter of 2013 and $29.4 million for the fourth quarter 2012. Year-to-date expenditures were $80.1 million for 2013 compared to $65.7 million for 2012.

Deferred Tax Asset Valuation Allowance: During the quarter ended June 30, 2013, Titan recognized a non-cash charge of $11.7 million to establish a valuation allowance on the Italy net deferred tax assets. This valuation allowance was needed due to the reassessment of the realizability of the deferred tax asset as a result of the insurance proceeds from the earthquake becoming non-taxable resulting from the Italian tax law changes. Adjusted net income (See appendix below) for the nine months ended 2013 includes the non-cash income tax charge as a result of a change in a deferred tax asset valuation allowance.

Debt balance: Total long term debt balance was $497.7 million at December 31, 2013 compared to $441.4 million on December 31, 2012. Titan issued an additional $325 million in 7.875 percent senior secured notes in the first quarter of 2013. Short-term debt balance was $75.1 million at December 31, 2013 and $145.8 million at December 31, 2012. Net debt (debt less cash and investments) was $294.1 million at December, 2013, compared to $252.3 million at December 31, 2012.

On October 7, 2013, the Company closed on an offering of $400.0 million 6.875% senior secured notes due 2020. Titan used the net proceeds from the offering towards financing the repurchase of the Company's 7.875% senior secured notes due 2017 including tender and consent payments, accrued interest and expenses associated therewith.

In the fourth quarter of 2013, Titan satisfied and discharged the indenture relating to the 7.875% senior secured notes due October 2017 (senior secured notes due 2017) by completing a tender offer settlement and redemption of all of its outstanding $525 million principal amount of the notes, including $325 million issued in 2013. In connection with this tender offer and redemption, the Company recorded expenses of $22.7 million.

Equity balance: The Company’s equity was $798.0 million at December 31, 2013 compared to $632.4 million at December 31, 2012.

Purchase of Voltyre-Prom: On October 4, 2013, Titan in partnership with One Equity Partners and the Russian Direct Investment Fund closed the acquisition of an 85 percent interest in Voltyre-Prom, a leading producer of agricultural and industrial tires in Volgograd, Russia, for approximately $94.1 million. Titan will act as operating partner with responsibility for Voltyre-Prom's daily operations on behalf of the consortium of which Titan holds a 30% interest. The fair value of the consideration transferred and noncontrolling interests exceeded the fair value of the identified assets acquired less liabilities assumed. Therefore, goodwill of $21.0 million was recorded on the transaction, which is not expected to be deductible for tax purposes. An initial noncontrolling interest of $14.5 million, representing the 15% not owned by the partnership, was recorded at the acquisition date. In January 2014, the partnership of Titan, OEP, and RDIF purchased an additional 14% to bring total Voltyre-Prom ownership to 99%. The Company continues to evaluate the preliminary purchase price allocation, primarily the value of certain deferred taxes and goodwill, and may revise the purchase price allocation in future periods as these estimates are finalized.

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Fourth Quarter Conference Call:
Titan will be hosting a conference call for the fourth quarter earnings announcement at 9:00 a.m. Eastern Time on Thursday, February 20, 2014. To participate in the call, dial (877) 870-4263, (International callers dial (412) 317-0790; Canada (855) 669-9657). The call will be webcast and can be accessed at www.titan-intl.com in the "News & Events/Conference Calls" section on the "Investor Relations" page of our website. A replay of the call will be available until March 1, 2014.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description: Titan International Inc. (NYSE: TWI), a holding Company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

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Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)
Amounts in thousands except earnings per share data

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net sales	$494,407	$493,638	$2,163,595	$1,820,678
Cost of sales	445,129	442,109	1,868,405	1,526,539
Gross profit	49,278	51,529	295,190	294,139
Selling, general and administrative expenses	42,544	46,415	167,371	126,157
Research and development expenses	2,884	2,692	11,165	7,148
Royalty expense	3,299	3,520	14,259	12,260
Supply agreement termination income	—	—	—	(26,134)
Income from operations	551	(1,098)	102,395	174,708
Interest expense	(11,196)	(8,959)	(47,120)	(27,658)
Convertible debt conversion charge	—	—	(7,273)	—
Gain (loss) on note repurchase	(22,734)		(22,734)	—
Noncash Titan Europe Plc gain	—	26,700	—	26,700
Gain on earthquake insurance recovery	—	—	22,451	—
Gain on acquisition	—	11,678	—	11,678
Other income	(697)	660	7,015	6,823
Income before income taxes	(34,076)	28,981	54,734	192,251
Provision for income taxes	(13,866)	21,891	25,047	86,613
Net income	(20,210)	7,090	29,687	105,638
Net loss attributable to noncontrolling interests	(4,630)	(1,087)	(5,518)	(1,593)
Net income attributable to Titan	$(15,580)	$8,177	$35,205	$107,231

Earnings per common share:
Basic	$(0.29)	$.17	$0.66	$2.47
Diluted	(0.29)	.16	0.64	2.05
Average common shares and equivalents outstanding:
Basic	53,453	47,047	53,039	43,380
Diluted	53,453	58,306	59,522	54,662

Dividends declared per common share:	$.005	$.005	$.02	$.02

Segment Information
Revenues from external customers (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues from external customers
Agricultural	$274,390	$249,036	$1,182,187	$1,080,412
Earthmoving/construction	162,309	183,373	749,115	501,617
Consumer	57,708	61,229	232,293	238,649
	$494,407	$493,638	$2,163,595	$1,820,678

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Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands

	December 31,	December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$189,360	$189,114
Restricted cash	14,268	—
Accounts Receivable	263,053	297,798
Inventories	384,920	366,385
Deferred income taxes	41,931	50,558
Prepaid and other current assets	114,346	92,268
Total current assets	1,007,878	996,123
Property, plant and equipment, net	638,807	568,344
Goodwill	42,075	24,941
Deferred income taxes	2,772	8,383
Other assets	129,699	112,444
Total assets	$1,821,231	$1,710,235

Liabilities and Stockholders’ Equity
Current liabilities
Short-term debt	$75,061	$145,801
Accounts payable	176,719	180,065
Other current liabilities	134,791	141,214
Total current liabilities	386,571	467,080
Long-term debt	497,694	441,438
Deferred income taxes	60,985	62,259
Other long-term liabilities	77,945	107,096
Total liabilities	1,023,195	1,077,873
Total equity	798,036	632,362
Total liabilities and equity	$1,821,231	$1,710,235

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Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for December 31, 2013.

Amounts in thousands except earnings per share data	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income attributable to Titan	$(15,580)	$8,177	$35,205	$107,231

Adjustments:
Loss on note repurchase	13,981		13,981
Europe rationalization	-	2,514	139	2,514
Europe VAT settlement (Brazil)	-		1,306
Europe earthquake insurance settlement	-		(22,451)	-
Italy DTA Valuation Allowance from change in deferred tax asset	-		11,656	-
Convertible debt conversion charge	-		3,701	-
Noncash Titan Europe gain, net of tax		(12,320)		(12,320)
Supply agreement termination income	-	-	-	(17,248)
Adoption of unrecognized tax benefit	-	2,306	-	6,654
CEO incentive compensation	-		-	5,127
Inventory write ups from recent acquisitions		15,249		18,174
Gain on acquisition		(11,678)		(11,678)
Europe acquisition costs	-	(133)	-	2,703

Adjusted Net Income	($1,599)	$4,115	$43,537	$101,157

Adjusted earnings per common share:
Basic	$(0.03)	$0.09	$0.82	$2.33
Diluted	$(0.03)	$0.09	$0.78	$1.93

Average common shares outstanding:
Basic	53,453	47,047	53,039	43,380
Diluted	53,453	58,306	59,522	54,662
Contact: Krista Gray, Director of IR & Communication
krista.gray@titan-intl.com; 217-221-4773

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